World Funds Trust 485BPOS

Exhibit 99(h)(6)

Commonwealth Fund Services, Inc.

FUND SERVICES AGREEMENT

Accounting Services

Administration Services

Transfer Agency Services

Between

Commonwealth Fund Services, Inc.

and

World Funds Trust

August 5, 2021

Exhibit A – Series Portfolios

Exhibit B – Administrative Services

Exhibit C – Accounting Services

Exhibit D – Transfer Agency Services

Exhibit E – Fees and Expenses

FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of August 5, 2021, between Commonwealth Fund Services, Inc., a corporation organized in accordance with the laws of the Commonwealth of Virginia (“CFS”) and World Funds Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and consists of one more series portfolios listed on Exhibit A (the “Funds”), each of which may consist of one or more classes of shares of beneficial interest; and

WHEREAS, the Trust wishes to retain CFS to provide certain transfer agent, fund accounting, administration, dividend disbursing, anti-money laundering and other general services (the “Services”) with respect to the Funds and CFS is willing to furnish such Services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.         Appointment.

The Trust hereby appoints CFS as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this agreement, and CFS hereby accepts such appointment and agrees to perform the Services as set forth in this Agreement. The Services of CFS shall be confined to those matters expressly set forth herein or as may be agreed to from time to time, and no implied duties are assumed by or may be asserted against CFS hereunder. Notwithstanding the foregoing, to the extent the Trust determines that it would be appropriate to engage another service provider (either directly or through CFS) as the sub-transfer agent, sub-fund accountant, sub-administrator, or, sub-dividend disbursing agent, CFS responsibilities with respect to such function shall be confined to overseeing such function – any such relationship shall be noted and described in Exhibit E to this Agreement.

Section 2.         Representations and Warranties of CFS.

CFS hereby represents and warrants to the Trust that:

(a)       It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Virginia;

(b)       It is duly qualified to carry on its business in the Commonwealth of Virginia;

(c)       It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

(d)       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(e)       It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(f)        This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of CFS, enforceable against CFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and securities parties; and

(g)       It is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

Section 3.         Representations and Warranties of the Trust.

The Trust hereby represents and warrants to CFS that:

(a)       It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware;

(b)       It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(d)       It is an open-end management investment company registered under the 1940 Act;

(e)       This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f)        A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all shares of the Funds and any classes thereof being offered for sale.

Section 4.          Trust Reports to CFS Delivery of Documents and Other Materials.

The Trust shall furnish or otherwise make available to CFS such copies of each Fund’s prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act, each current shareholder services plan or similar document adopted by the Fund, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as CFS may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. CFS shall maintain such information as required by regulation and as agreed upon between the Trust and CFS. The Trust will complete all necessary prospectus and compliance reports, as well as monitoring the various limitations and restrictions.

Prior to commencement of CFS’s responsibilities under this Agreement, if applicable, the Trust shall deliver or cause to be delivered to CFS (i) an accurate list of shareholders of the Trust, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by CFS under this Agreement.

Section 5.          Services Provided by CFS.

(a)       CFS will provide, or supervise the performance of others, the Services described herein subject to the direction and supervision of the Trust’s Board of Trustees (the “Board”), and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions, policies and procedures adopted by the Board, and further subject to CFS’s policies and procedures as in effect from time to time. CFS shall be responsible for all necessary office space, equipment, personnel, and facilities necessary for it to perform its obligations under this Agreement. CFS may sub-contract with third parties to perform certain of the Services to be performed by CFS hereunder; provided, however, that CFS shall remain principally responsible to the Trust for the acts and omissions of such other entities and provided further that CFS shall be responsible for the payment of such third parties unless the Board approves such payment in a separate agreement or otherwise approves passing the costs associated with such third party onto the Funds as an out-of-pocket expense of CFS.

Except with respect to CFS’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act, the USA PATRIOT Act of 2001, and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

(i)	Administrative Services – set forth in Exhibit B.

(ii)	Fund Accounting Services – set forth in Exhibit C.

(iii)	Transfer Agency Services – set forth in Exhibit D.

CFS shall be responsible for promptly communicating any conflicts between its policies and procedures in effect from time to time and the resolutions, policies and procedures adopted by the Board.

(b)       CFS shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CFS agrees that all such records prepared or maintained by CFS relating to the Services to be performed by CFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. The Trust and the Trust’s authorized representatives shall have access to CFS’s records relating to the Services under this Agreement at all times during CFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by CFS to the Trust or the Trust’s authorized representatives.

(c)       In case of any requests or demands for the inspection of shareholder records of the Trust, CFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. CFS shall abide by the Trust’s instructions for granting or denying the inspection; provided however, that CFS may grant the inspection regardless of the Trust’s instructions if CFS is advised by counsel to CFS that failure to do so will result in liability to CFS.

Section 6.         Compensation and Expenses

(a)       Compensation. The Trust agrees to pay CFS as compensation for its services according to the fee schedule set forth in Schedule E hereto. Fees will begin to accrue for each Fund on the later of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to CFS such compensation as shall be payable prior to the effective date of termination.

In addition, the Trust shall reimburse CFS from the assets of each Fund certain reasonable expenses incurred by CFS on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any economy class travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may incur in connection with its services to each Fund, provided that such extraordinary expenses must be approved by the Board prior to any reimbursement.

In connection with the services provided by CFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse CFS for expenses set forth in Schedule E hereto. In addition, the Trust, on behalf of the applicable Fund, shall reimburse CFS for all reasonable expenses and employee time attributable to any review of the Trust’s accounts and records by the Trust’s independent accountants or any regulatory body outside of routine and normal periodic reviews.

(b)       Taxes. Except as required by applicable law or as otherwise provided in this Agreement, CFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any customer, excluding taxes, if any, assessed against CFS related to its income or assets.

(c)       Invoices/Billing. All fees and reimbursements are payable in arrears on a monthly basis and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within five (5) business days following receipt of the respective billing notice. Without prejudice to CFS’s other rights, CFS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7.         Confidentiality.

CFS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by CFS in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that CFS may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by CFS on databases under the control and ownership of CFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to CFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to CFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

Upon termination of this Agreement, CFS shall return to the Trust all copies of confidential or non-public personal information received from the Trust hereunder, other than materials or information required to be retained by CFS under applicable laws or regulations. CFS hereby agrees to dispose of any “consumer report information,” as such term is defined in Regulation S-P.

Section 8.         Standard of Care / Limitation of Liability.

(a)       Responsibility for Losses. CFS shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by CFS in writing. CFS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from CFS, its employees’ or its agents’ willful misfeasance, bad faith or gross negligence in the performance of CFS’s duties under this Agreement, or by reason of reckless disregard of CFS, its employees’ or its agents’ obligations and duties hereunder. Notwithstanding the foregoing, the limitation on CFS’s liability shall not apply to the extent any loss or damage results from any fraud committed by CFS or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of CFS.

Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) CFS shall not be liable for losses beyond its control, provided that CFS has acted in accordance with the standard of care set forth above; and (ii) CFS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by the Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which CFS reasonably believes to be genuine; or (B) subject to Section 15, delays or errors or loss of data occurring by reason of circumstances beyond CFS’s control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)          Limitations on Liability.

(i)	CFS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits and Schedules as they may be amended from time to time. CFS will have no implied duties or obligations. Each party to the Agreement shall mitigate damages for which the other party may become responsible hereunder.

(ii)	CFS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from a Fund, and shall be without liability for any loss or damage suffered by a Fund or any of a Fund’s customers as a result of CFS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, CFS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	CFS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide CFS with any information.

(iv)	CFS is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	CFS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and CFS shall have no obligation to review, monitor or otherwise ensure compliance by a Fund with the policies, restrictions, guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or registration statement. Further, CFS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the registration statement.

(vi)	Except as set forth in the exhibits hereto, the Trust acknowledges that the reporting obligations of CFS do not constitute a duty to monitor compliance and CFS shall not be liable for any failure of the Fund to comply with any laws, regulations or other applicable requirements thereof.

(vii)	CFS shall not be liable for the errors of other service providers of the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by CFS) and errors in information provided by an investment adviser to a Fund custodian (including prices and pricing formulas and untimely transmission of trade information).

(viii)	With respect to a Fund that does not value its assets in accordance with Rule 2a-7 under the 1940 Act (a money market fund), notwithstanding anything to the contrary in this Agreement, CFS shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if a NAV Difference (defined below) for which CFS would otherwise be liable under this Agreement is less than $0.01 per Fund share or (ii) any loss to a shareholder of the Trust if the NAV Difference for which CFS would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder’s account with the Trust is less than or equal to $25.00. Any loss for which CFS is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Trust or not.

For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption is effected; (ii) NAV Differences and any CFS or other responsible party liability therefrom are to be calculated each time a Fund’s (or class’s) NAV is calculated; (iii) in calculating any NAV Difference for which CFS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted; and (iv) in calculating any NAV Difference for which CFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the Fund’s fiscal year shall be netted.

(ix)	CFS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by CFS.

(x)	Except as expressly provided in this Agreement, CFS hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. CFS disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)          Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed to by the parties to this Agreement related to an unexcused termination of this Agreement, under no circumstances will either party be liable to the other party for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, or revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the party was advised of the possibility of such loss or damage or that such loss was in contemplation of the other party.

(d)          Limited Recourse. CFS hereby acknowledges that a Fund’s obligations hereunder with respect to the Fund are binding only on the assets and property belonging to the Fund. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund’s property.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other series portfolios of the Trust and that no series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 9.         Indemnification.

Indemnification by the Funds. Each Fund shall indemnify CFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by CFS that result from: (i) any claim, action, suit or proceeding in connection with CFS’s entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by CFS in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of CFS upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to such Fund; (iv) the offer or sale of shares of the Funds in violation of federal or state securities laws or regulations requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such shares; (v) the processing of any checks or wires, including without limitation for deposit into the Trust’s demand deposit account maintained by CFS; (vi) the breach of any representation or warranty set forth in Section 3 above; or (vii) any error, omission, inaccuracy or other deficiency of any information provided to CFS by the Trust, or the failure of the Trust to provide or make available any information requested by CFS knowledgeably to perform its functions hereunder; provided, that CFS shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of CFS or its employees, agents or contractors.

The reliance upon, and any subsequent use of or action taken or omitted, by CFS, or its agents or subcontractors on: (i) the materials or any other information, records, documents, data, stock certificates or services, which are received by CFS or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by a Fund, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by CFS under this Agreement which are provided to CFS after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(a)           Indemnification by CFS. CFS shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from: (i) CFS’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) CFS’s bad faith or willful misfeasance in performing its obligations hereunder with respect to such Fund; or (iii) CFS’s gross negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund.

In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Trust shall have the option to participate with CFS in the defense of such claim or to defend against said claim in its own name or that of CFS. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s written consent, which consent shall not be unreasonably withheld.

Section 10.       Term and Termination.

This Agreement shall remain in effect with respect to a Fund from the “Effective Date” until the “End Date,” each as set forth in Exhibit A to this Agreement (the “Initial Term”); thereafter, this Agreement shall automatically renew for a period of one year and continue in effect from year to year thereafter (the initial and any subsequent such periods are referred to as “Term”).

This Agreement may be terminated by either party at any time, without the payment of a penalty upon at least ninety (90) days’ written notice to other party prior to the end of the then current Term. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, CFS shall promptly transfer to the successor administrator the original or copies of all books and records maintained by CFS under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities. If this Agreement is terminated by the Trust, the Trust shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, CFS reserves the right to charge for any other reasonable expenses associated with such termination.

Section 11.       Notices.

(a)          Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

World Funds Trust

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Attention: President

With copy to:

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Attention: John H. Lively

(ii)	If to CFS, to:

Commonwealth Fund Services, Inc.

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Attention: President

(b)          Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Fund Services Agreement.”

Section 12.       Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed. This Agreement shall insure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Fund shall not require the written consent of CFS.

Section 13.       Holidays.

Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CFS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CFS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and CFS are open. CFS will be open for business on days when the Trust is open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 14.       Waiver.

Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 15.       Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that CFS is excused from maintaining reasonable business continuity plans to address potential service outages.

Section 16.       Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. The compensation stated in Schedule E attached hereto may be adjusted from time to time by the execution of a new schedule signed by the parties thereto.

Section 17.       Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 18.       Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19.       Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.       No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21.       Entire Agreement; Governing Law.

This Agreement, the Exhibits and Schedules hereto, and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed to be in accordance with the laws of the Commonwealth of Virginia, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provision of the 1940 Act, the latter shall control.

Section 22.       Services Not Exclusive.

The services of CFS to the Trust are not deemed exclusive, and CFS shall be free to render similar services to others, to the extent that such service does not affect CFS’s ability to perform its duties and obligations hereunder.

Section 23.       Special or Consequential Damages.

Neither party to this Agreement shall be liable to the other party for special or consequential damages under any provision of this Agreement.

Section 24.       Reliance on Trust Instructions and Experts.

CFS may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other person believed by it in good faith to be expert in matters upon which they are consulted, and CFS shall not be liable for any actions taken in good faith upon such statements.

Section 25.       Survival.

The obligations of Sections 6, 7, 8, 9, 14, 15, 17, 21, 23, 24 and this 25 shall survive any termination of this Agreement.

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Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

COMMONWEALTH FUND SERVICES, INC.

By:	/s/ Karen M. Shupe	Date: August 5, 2021

Print Name: Karen M. Shupe

Title: Managing Director

WORLD FUNDS TRUST
WITH RESPECT TO THE FUNDS IDENTIFIED ON EXHIBIT A

By:	/s/ David A. Bogaert	Date: August 5, 2021

Print Name: David A. Bogaert

Title: President

Amended February 28, 2022

EXHIBIT A

to

Fund Services Agreement

List of Funds

Fund Name	Effective Date	End Date of Initial Term
Cboe Vest US Large Cap 10% Buffer Strategies Fund	August 1, 2016	July 31, 2019
Cboe Vest US Large Cap 20% Buffer Strategies Fund	November 1, 2016	July 31, 2019
Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund	August 1, 2017	July 31, 2019
Cboe Vest Bitcoin Strategy Managed Volatility Fund	July 30, 2021	July 31, 2024
Cboe Vest US Large Cap 10% Buffer Strategies VI Fund	May 1, 2022	April 30, 2025
Cboe Vest US Large Cap 20% Buffer Strategies VI Fund	May 1, 2022	April 30, 2025

EXHIBIT B

To

Fund Services Agreement

Administrative Services

1.	Subject to the direction and control of the Board of Trustees (the “Board”) of the Trust, CFS shall manage all aspects of each Fund’s operations with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.	Oversee the performance of administrative and professional services rendered to each Fund by others, including its custodian, fund accounting agent, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for each Fund, including:

(a)	The preparation and maintenance by each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of each Fund required to be prepared or maintained by the Trust or its agents pursuant to applicable law.

(b)	The reconciliation of account information and balances among each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant.

(c)	The transmission of purchase and redemption orders for shares.

(d)	The performance of fund accounting, including the accounting services agent’s calculation of the net asset value (“NAV”) of each Fund’s shares.

3.	For new series or classes, obtain CUSIP numbers and tickers, as necessary, and estimate organizational costs and expenses and monitor against actual disbursements.

4.	Assist each Fund’s investment adviser in monitoring fund holdings for compliance with prospectus investment restrictions and limitations and assist in preparation of periodic compliance reports, as applicable.

5.	Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

6.	Assist Trust’s CCO in the preparation of quarterly and annual Code of Ethics forms for: (i) disinterested Board members; and (ii) officers of the Trust, if any, that are also employees of CFS, including a review of returned forms against portfolio holdings and reporting to the Board.

7.	Assist Trust Counsel in the preparation and mailing of annual Trustees’ and Officers’ questionnaires.

8.	Maintain general Board calendars and regulatory filings calendars.

9.	As mutually agreed to by the parties, prepare updates to and maintain copies of the Trust’s trust instrument and by-laws.

10.	Coordinate with insurance providers, including soliciting bids for Trustees & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

11.	Advise the Trust and the Board on matters concerning each Fund and its affairs.

12.	With the assistance of the counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Trust and CFS from time to time; attend and participate in Board meetings to the extent requested by the Board.

13.	Provide calculation of distributions and all supporting documentation to Funds’ independent public accountant for review to meet regulatory, income and excise tax requirements.

14.	Provide each Fund’s independent public accountants with all documentation to prepare the federal, state and local tax returns. The tax returns will be reviewed by CFS.

15.	Prepare and maintain each Fund’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily NAV.

16.	In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(a)	Amendments to each Fund’s Registration Statement on Form N-1A.

(b)	Periodic reports to each Fund’s shareholders and the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to annual reports and semi-annual reports.

(c)	Notices pursuant to Rule 24f-2.

(d)	Proxy materials.

(e)	Reports to the SEC on Form N-CSR, Form N-Q, N-CEN, N-PORT, N-LIQUID, Form N-PX and other such forms that may be required.

17.	Coordinate each Fund’s annual or SEC audit by:

(a)	Assisting each Fund’s independent auditors, or, upon approval of each Fund, any regulatory body in any requested review of each Fund’s accounts and records.

(b)	Providing appropriate financial schedules (as requested by each Fund’s independent public accountants or SEC examiners); and

(c)	Providing office facilities as may be required.

18.	Assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.

19.	After consultation with counsel for the Trust and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund.

20.	Monitor sales of shares, ensure that the shares of the Trust are validly issued under the laws of the State of Delaware and properly and duly registered with the SEC.

21.	Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of each Fund and other appropriate purposes.

22.	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

23.	Authorize the payment of Fund expenses and pay, from Fund assets, all bills of each Fund.

24.	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

25.	Assist each Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided that CFS need not begin performing any such task except upon 30 days’ notice and pursuant to mutually acceptable compensation agreements.

26.	CFS shall provide such additional administrative non-advisory management services as CFS and the Trust may from time to time agree.

27.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

28.	Perform certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board.

29.	Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by CFS or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Trust’s officers on Form N-CSR and Form N-Q.

30.	CFS shall provide such other services and assistance relating to the affairs of each Fund as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

EXHIBIT C

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Fund Services Agreement

Accounting Services

1.	Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), CFS shall perform all accounting services with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.	CFS shall maintain and keep current the following Accounts and Records relating to the business of the Trust, in such form as may be mutually agreed to between the Trust and CFS and as may be required by the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)	Cash Receipts Journal

(b)	Cash Disbursements Journal

(c)	Dividends Paid and Payable Schedule

(d)	Purchase and Sales Journals - Portfolio Securities

(e)	Subscription and Redemption Journals

(f)	Security Ledgers - Transaction Report and Tax Lot Report

(g)	Broker Ledger - Commission Report

(h)	Daily Expense Accruals

(i)	Daily Interest Accruals

(j)	Daily Trial Balance

(k)	Portfolio Interest Receivable and Income Journal

(l)	Listing of Portfolio Holdings showing cost, market value and percentage of portfolio comprised of each security.

3.	CFS shall perform ministerial calculations necessary to calculate the Trust’s net asset value daily, in accordance with the Trust’s registration statement and as follows:

(a)	Portfolio investments for which market quotations are available to CFS by use of an automated financial service (a “Pricing Service”) shall be valued based on the closing prices of the portfolio investment reported by such Pricing Service, except where the Trust has given or caused to be given specific instructions to utilize a different value.

(b)	Notwithstanding any information obtained from a Pricing Service, all portfolio securities shall be given such values as the Trust shall direct by instructions from the Trust’s Pricing Committee, including all restricted securities and other securities requiring valuation not readily ascertainable solely by the use of such a Pricing Service.

4.	CFS will supply the Transfer Agent with daily NAV’s for each portfolio.

5.	Reconcile the Funds’ cash and portfolio holdings in the accounting records to the Custodian’s records.

EXHIBIT D

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Fund Services Agreement

Transfer Agency Services

STANDARD SERVICES
Transfer Agency
-	Establish and maintain shareholder accounts
-	Process and record purchase and redemption orders
-	Process dividends and capital gain distributions
-	Perform NSCC processing
-	Produce and mail confirmations and account statements
-	Process year-end shareholder tax reporting
-	Perform required AML and CIP services
-	Online shareholder services via PAWeb.
-	Provide reasonable reporting to the Fund on shareholder activity as may be requested from time to time.

Shareholder Servicing
-	Handle 800-line phone calls on recorded lines
-	Coordinate daily fulfillment process
-	Compile monthly reports on shareholder activity statistics

Compliance Assistance
-	Providing reasonable assistance to the Fund’s CCO in the performance of its duties, including responding to periodic checklists and certifications that the CCO determines appropriate in conjunction with the CCO’s monitoring of the Fund’s service provider and such other assistance as the CCO may reasonably request from time to time.

ONLINE SERVICES

1.	Transfer Agent Online Services. CFS provides Transfer Agent Online Services (“PAWeb”) as one of the CFS’s client services. Through PAWeb, Fund’s shareholders ‘shareholders can securely access real time account information, including the ability to review account information and initiate transaction requests. If selected by the Fund, the following functions may also be included as part of PAWeb.

	(a).	e-Delivery. Through e-Delivery, shareholders will have the option to discontinue printed and mailed shareholder statements and shareholder tax forms in favor of electronic ones.

	(b)	Web-Documents. Through PAWeb, shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones. “Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Fund to shareholders.

	(c)	On-Line Account Applications. Through PAWeb, prospective shareholders will have the option to establish an account with the Fund electronically in lieu of a mailed application.

2.	CFS’ Responsibilities. In connection with its performance of PAWeb, CFS will if approved by the Funds:

	(a)	receive transaction and new account requests electronically transmitted to the PAWeb via the Internet following execution of a link from the Trust’s Web Site to PAWeb and route transaction requests to the CFS’ transfer agency system;

	(b)	for each transaction request received, route transaction and new account information from the CFS’ transfer agency system to PAWeb to be viewed by users;

	(c)	initiate the design, processing and maintenance of PAWeb services;

	(d)	provide technical support for all PAWeb services, including: testing, quality control review, generation and storage;

	(e)	periodically review the e-mail list for completeness and accuracy; and

	(f)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Fund.

3.	Fund Responsibilities. In connection with its use of PAWeb, the Funds, through its service providers, shall:

	(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Trust’s website;

(b)	design and develop the Trust’s website functionality necessary to facilitate and maintain the hypertext links to PAWeb and the various transaction web pages and otherwise make the Trust’s website available to shareholders;

(c)	review, approve and provide CFS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Fund transmits to its shareholders e-delivery;

(d)	provide CFS with a contact for receipt of enhancement and maintenance notices;

(e)	provide CFS with a completed PAWeb questionnaire, which includes a list of site functionality options and trading rules;

(f)	provide CFS with such other written instructions as it may request from time to time relating to the performance of CFS’ obligations hereunder; and

(g)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

AML DELEGATION

1.	Delegation. Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to CFS those aspects of the Trust’s Anti-Money Laundering Program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and CFS upon the execution by such parties of a revised Schedule B bearing a later date than the date hereof.

(a)       CFS agrees to perform such Delegated Duties, with respect to the Fund shareholders for which CFS maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by CFS of the Delegated Duties, CFS understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act of 2001 (“USA PATRIOT Act”) and the laws implementing the USA PATRIOT Act and that the records CFS maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. CFS hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, CFS will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such regulators.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, CFS is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that CFS shall only be responsible for performing the Delegated Duties with respect to the accounts for which CFS maintains the applicable shareholder information.

4.	Delegated Duties.

4.1	Consistent with the services provided by CFS and with respect to the applicable shareholder information maintained by CFS, CFS shall:

i.	Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities;

ii.	Submit special payee checks through OFAC database;

iii.	Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

iv.	Review wires sent pursuant to instructions other than those already on file with CFS;

v.	Review accounts with small balances followed by large purchases;

vi.	Review accounts with frequent activity within a specified date range followed by a large redemption;

vii.	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within each Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

viii.	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Trust of any match;

ix.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file any required reports with the IRS and issue the Shareholder notices required by the IRS;

x.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds and prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

xi.	Compare account information to any FinCEN request received by the Trust and provided to CFS pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

xii.	(i) Verify the identity of any person seeking to open an account with each Fund, (ii) maintain records of the information used to verify the person’s identity in accordance with applicable regulations, (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency, and (iv) perform enhanced due diligence with respect to any investor that CFS has reason to believe presents high risk factors with regard to money laundering or terrorist financing, prior to accepting an investment from such investor; and

xiii.	(i) Monitor for any suspected money laundering activity with respect to correspondent accounts for foreign financial institutions and private banking accounts and report any such conduct required by applicable regulations, and (ii) conduct due diligence on private banking accounts in the event that one or more Funds changes its line of business in a manner that would involve the establishment or maintenance of such accounts.

4.2	In the event that CFS detects activity as a result of the foregoing procedures, CFS shall timely file any required reports, promptly notify appropriate government agencies and also immediately notify the Fund, unless prohibited by applicable law.

4.3	Recordkeeping. CFS shall keep all records relating to the Delegated Duties for an appropriate period of time and, at a minimum, the period of time required by applicable law or regulation. CFS will provide the Trust with access to such records upon reasonable request.

4.4	AML Reporting to the Fund

(a)	On a quarterly basis, CFS shall provide a report to the Fund on its performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving cash and cash equivalents or unusual or suspicious activity, (ii) any required reports or forms that have been filed on behalf of the Fund, (iii) outstanding customer verification items, (iv) potential and confirmed matches against the known offender and OFAC databases and (v) potential and confirmed matches in connection with FinCen requests. Notwithstanding anything in this Section 4.3(a) to the contrary, CFS reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law.

(b)	At least annually, CFS will arrange for independent testing (an audit) of the AML services it provides to its clients on an organization-wide basis by a qualified independent auditing firm. CFS will provide the AML compliance officer of the Fund with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by CFS to address such material deficiencies or weaknesses.

(c)	On an annual basis, CFS will provide the Fund with a written certification that, among other things, it has implemented its AML Program and has performed the Delegated Duties.

EXHIBIT E

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Mutual Fund Services Agreement

Administration and Compliance Fees

A.	For administration and compliance, CFS shall be paid an asset-based fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:

Annual Basis Point Charge*

For multiple funds, CFS will calculate the basis point fee for the combined assets of all funds for which CFS provides fund administration services and determine if the basis point fee or annual minimum for the funds is greater. The greater amount will then be allocated based on each fund’s portion of the total assets.

B.	Regulatory Compliance

- N-PORT, N-CEN Support

- Performance Reporting - Post-Tax Reporting

- Daily Compliance Testing Services

-	Implementation Fee per fund

-	Annual Fee: per fund for up to two share classes, plus per each additional share class.

-	Customized index costs for performance reporting will be passed through

C.	Multi-Share Class Fee: CFS will charge an additional per share class per year for funds with more than two share classes.

D.	For the performance of Blue-Sky matters, CFS shall be paid at the following rate:

State Permit Fee:

Subsequent Event Fee:

E.	Out-of-pocket expenses will be passed through as incurred. Out-of-pocket expenses include, but are not limited to:

- EDGAR filing fees	- State Registration Fees
- Printing and Mailing of Shareholder Reports	- Regulatory Fees
- Legal Fees	- Proxy Fees
- Board meeting related expenses	- ICI Membership Fees

Fund Accounting Fees

A.	For accounting services, CFS shall be paid monthly at the following annual rates:

Annual Basis Point Charge*

For multiple funds, Commonwealth will calculate the basis point fee for the combined assets of all funds for which Commonwealth provides fund accounting services and determine if the basis point fee or annual minimum for the funds is greater. The greater amount will then be allocated based on each fund’s portion of the total assets.

B.	Multi-Share Class Fee: CFS will charge an additional per share class per year for funds with more than two share classes.

C.	Controlled Foreign Corporation (CFC) Services Fee: CFS will charge an additional per year for each CFC.

D.	The Trust will pay CFS on a current and ongoing basis for CFS’s reasonable time and costs required for the correction of any errors or omissions, except errors or omissions resulting from service providers affiliated with CFS, in the Accounts and Records delivered, or the information provided, to CFS by the Trust. Any such payment shall be in addition to the fees and charges described above, provided that approval of the amount of such payments shall be obtained in advance by CFS from the Trust if and when such additional charges would exceed five percent of the usual charges payable for a period under this Agreement.

E.	Out-of-pocket expenses will be passed through as incurred. Out-of-pocket expenses include, but are not limited to:

- Security Pricing Related Charges	- Bank Fees
- Insurance	- Auditing Fees
- Legal Fees	- Record Storage
- Federal and State Regulatory Fees	- SOC1 Reporting
- NASDAQ Filing Fees

Transfer Agent Fees

A.	For transfer agency services, CFS shall be paid monthly at the following annual rates:

Annual Per Account Charge*

For multiple funds, Commonwealth will calculate the per account fee for the combined accounts of all funds for which Commonwealth provides transfer agency services and determine if the per account fee or annual minimum for the funds is greater. The greater amount will then be allocated based on each fund’s portion of the total assets.

B.	Multi-Share Class Fee: CFS will charge an additional per share class for funds with more than two share classes.

C.	Internet Access and Voice Response Unit

Shareholder (and/or) Broker/Dealer Account access and VRU set-up will be available to portfolios at the following Annual Rates:

Internet Access Set-Up Fee:
Internet Access Set-Up Fee: CUSTOM
Internet Access - SH Inquiry: Annually paid monthly
Internet Access - BD Inquiry: Annually paid monthly
Internet Access - SH Trading: Annually paid monthly
VRU Logic - Set-Up Fee:
VRU Logic Administration: Annually paid monthly

D.	Out-of-pocket expenses will be passed through as incurred. Out-of-pocket expenses include, but are not limited to:

- Postage	- Forms

- Telephone (Long Distance/800 Service)	- Mailing House Expenses

- Telephone (Dedicated circuits)	- Proxy Solicitation

- Express Mail Charges	- Storage Fees

- Fund/SERV & Networking Fees	- Bank Account Maintenance Fees

- FedWire/ACH/Swift Fees	- Custom Programming Costs

- Special Reports	- Conversion/Deconversion Costs

- Special Training requested by Fund	- SOC1 Reporting

- Annual AML Review	- 22c-2 Compliance

- AML/CIP Charges	- Website Hosting/Maintenance

E.	Labor costs associated with items covered under out-of-pocket provisions will be based on the following schedule:

- Principal/Officer

- Manager/Supervisor

- Programmer/Technical

- Administrative

F.	Conversion costs

Conversion costs for existing funds will be based on vendor per-account charges plus labor, billed at the rates noted above.